UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2004

Penn Treaty American Corporation
(Exact name of registrant as specified in charter)

Pennsylvania	001-14681	23-1664166
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3440 Lehigh Street, Allentown, Pennsylvania 18103
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (610) 965-2222

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 24, 2004, Penn Treaty American Corporation (the “Company”) entered into an indenture (the “Indenture”) with Wells Fargo Bank, National Association, as trustee (“Wells Fargo”), in connection with the Company’s issuance of up to $10,000,000 in aggregate principal amount of the Company’s 6¼% Convertible Subordinated Notes due 2008 (the “Notes”) in a private placement. Wells Fargo is also the trustee under four other indentures to which the Company is a party relating to the Company’s four other series of similar 6¼% Convertible Subordinated Notes due 2008.

The Notes bear interest at the rate of 6¼% per annum semiannually on April 15 and October 15 of each year, commencing on April 15, 2005. In addition, if any Notes are converted prior to October 15, 2005, the Company will be required to pay the holders of those Notes an amount equal to the interest that would have been otherwise earned on those Notes between the date of conversion and October 15, 2005, discounted from October 15, 2005 to present value using a rate of 6.25%. The Company may, in its sole discretion, pay the interest in cash or in shares of common stock.

The Notes are convertible into shares of the Company’s common stock at any time at a conversion price of $1.75 per share. If any Notes are converted prior to October 15, 2005, the Company will be required to pay the holders of those Notes an amount equal to the interest that would have been otherwise earned on those Notes between the date of conversion and October 15, 2005, discounted from October 15, 2005 to present value using a rate of 6.25%. The Company may, in its sole discretion, pay the interest in cash or in shares of common stock. If the Company elects to pay the interest in common stock, it will determine the number of shares to be issued based on a per share value equal to 90% of the average closing prices of the common stock for the five trading days immediately preceding the conversion date.

If the average closing share price of the Company’s common stock for any 15 consecutive trading days beginning on or after October 15, 2005 is at least 10% greater than the conversion price of the Notes (i.e., $1.93) and the Company has sufficient shares of common stock available for issuance, then holders of the Notes are required to convert their Notes into common stock at the conversion price of $1.75.

The Notes are redeemable, in whole or in part, at the Company’s option, at any time on or after October 15, 2005, at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest.

In the event of a Change of Control (as defined in the Indenture) of the Company, a holder of the Notes will have the right, at the holder’s option, to require the Company to repurchase all or any part of the holder’s Notes, provided that the principal amount must be $1,000 or an integral multiple of $1,000, at a price equal to 101% of the principal amount of such holder’s Notes plus accrued and unpaid interest.

In certain circumstances, upon the occurrence of an Event of Default (as defined in the Indenture), the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of, premium, if any, on the Notes and the interest accrued thereon to be due and payable immediately. In addition, in certain circumstances, upon the occurrence and continuation of an Event of Default relating to bankruptcy or insolvency, the principal of all the Notes and the interest accrued thereon shall be immediately due and payable.

The Notes are subordinated to the Company’s senior indebtedness and will mature on October 15, 2008.

The above description of the Indenture is qualified in its entirety by reference to the Indenture, a copy of which is filed under Item 9.01 as Exhibit 4.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities.

On November 24, 2004, the Company sold $10,000,000 in aggregate principal amount of 6¼% Convertible Subordinated Notes due 2008 to accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and pursuant to Rule 506 of Regulation D promulgated thereunder. In connection with the sale of the Notes, the Company paid commissions of $350,000.

The Company intends to file a registration statement under the Securities Act to permit the registered resale of the Notes and the shares of common stock issuable upon or in connection with the conversion of the Notes.

On November 29, 2004, the Company announced that it had issued the Notes in a private placement. The announcement was contained in a press release, a copy of which is filed under Item 9.01 as Exhibit 99.1 and incorporated herein by reference.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(c)     Exhibits.

Number	Description

4.1	Indenture dated as of November 24, 2004 between Penn Treaty American Corporation and Wells Fargo Bank, National Association.

99.1	Press Release of Penn Treaty American Corporation dated November 29, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN TREATY AMERICAN CORPORATION

December 1, 2004	By: /s/ Mark Cloutier
Mark Cloutier Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Number	Description

4.1	Indenture dated as of November 24, 2004 between Penn Treaty American Corporation and Wells Fargo Bank, National Association.

99.1	Press Release of Penn Treaty American Corporation dated November 29, 2004.